Issuer Free Writing Prospectus

Dated August 5, 2015

Filed Pursuant to Rule 433

Relating to Registration No. 333-206106

FOR IMMEDIATE RELEASE

Contacts:

Tom De Weerdt Executive Vice President and CFO Surgical Care Affiliates, Inc. (847) 267-3502 tom.deweerdt@scasurgery.com	Leslie Wachsman Vice President, Finance Surgical Care Affiliates, Inc. (847) 267-9823 leslie.wachsman@scasurgery.com

Surgical Care Affiliates, Inc. Announces Launch of Secondary Public Offering of Common Stock

DEERFIELD, IL – August 5, 2015 – Surgical Care Affiliates, Inc. (NASDAQ: SCAI) (“SCA”) today announced the launch of an underwritten secondary public offering of 4,000,000 shares of its common stock to be sold by certain affiliates of TPG Global, LLC (the “TPG Stockholders”). SCA is not offering any common stock in the offering and will not receive any proceeds from the sale of the shares of common stock by the TPG Stockholders. The total number of SCA’s shares outstanding will not change as a result of the offering.

Citigroup is acting as the sole underwriter for the offering.

The shares of common stock are being offered pursuant to SCA’s effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). Before you invest, you should read the preliminary prospectus supplement, when available, and other documents SCA has filed with the SEC for more complete information about SCA and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus supplement and the final prospectus supplement relating to the offering, when available, along with the accompanying base prospectus, may be obtained upon request from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, by calling (800) 831-9146 or by email at prospectus@citi.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Surgical Care Affiliates

An industry leader, SCA partners with physicians, health systems and health plans to develop and implement surgery strategies across the country. As of June 30, 2015, SCA operated 193 surgical facilities, 106 of which are in affiliation with health system partnerships – including ambulatory surgery centers and surgical hospitals – in partnership with approximately 2,600 physicians. SCA’s clinical systems, service line growth strategies, benchmarking processes and efficiency programs create measurable advantage for surgical facilities – clinically, operationally and financially.

Cautionary Information Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “believes,” “anticipates,” “expects,” “continues,” “will,” “may,” “should,” “estimates,” “intends,” “plans” and similar expressions, including all discussions of the contemplated secondary public offering. Such forward-looking statements are subject to various risks and uncertainties, including (a) any decision by the TPG Stockholders or the underwriter not to proceed with the proposed secondary offering, (b) market conditions making the secondary public offering unattractive to potential purchasers of the offered shares of common stock and (c) those risks and uncertainties described under the heading “Risk Factors” in SCA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 and described in any subsequent reports SCA has filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in SCA’s filings with the SEC. You should not rely upon forward-looking statements as predictions of future events. SCA undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. In that respect, SCA cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.